Exhibit 99.1

HeartCore Divests Software Business Subsidiary, HeartCore Co., Ltd

NEW YORK and TOKYO, October 31, 2025 (GLOBE NEWSWIRE) — HeartCore Enterprises, Inc. (Nasdaq: HTCR) (“HeartCore” or the “Company”), an IPO consulting services company based in Tokyo, announced today it has sold its subsidiary HeartCore Co. Ltd. (“HeartCore Japan”) to Volaris Group UK Holdco LTD (“Volaris Group”) in an all-cash deal for approximately ¥1.8 billion yen (equivalent to approximately USD $12 million, based on the October 24, 2025 Federal Reserve conversion rate of ¥152.82 = USD $1). HeartCore Japan is engaged in the business of developing and sales of comprehensive software.

“The rapid evolution of generative AI has fundamentally reshaped the competitive landscape for traditional software businesses like ours,” said HeartCore CEO Sumitaka Kanno. “Generative AI agents are now capable of matching and even outperforming many conventional software offerings and businesses. With this apparent change in the industry, we have spent the past several months carefully evaluating the best path forward to continue delivering value to our shareholders. Rather than expending resources to compete against this industry-wide shift, HeartCore’s management and board have made the strategic decision to sell our software business assets in Japan at what we believe to be the highest achievable value at this stage and to concentrate our efforts on our robust Go IPO consulting business.

“While this transaction does not include our subsidiary Sigmaways, we will continue to assess all strategic alternatives to divest this portion of the business as soon as possible. We believe that the planned exit from all software business activities will allow us to focus exclusively on our highly profitable Go IPO business, transitioning from a software and consulting business model to a financial consulting firm. While the divestiture of our software business will reduce near-term revenue, our Go IPO pipeline remains strong. Looking ahead to 2026, we have multiple Go IPO clients scheduled to begin trading, and we believe the highly profitable nature of this business will enable us to drive sustainable, long-term value for our shareholders.”

Use of Proceeds – Distribution to Shareholders

As previously announced, the Company has authorized a one-time distribution payment to its shareholders in the amount of $0.13 per share of common stock. We expect to use a portion of the proceeds from the HeartCore Japan sale to pay the distribution. The record date for holders of the common stock to participate in the distribution is November 10, 2025, and the payment date will be November 17, 2025. The one-time distribution payment of $0.13 per share represents approximately 17.2% of the Company’s stock price as of market close on October 29, 2025.

Go IPO Business Tailwinds

HeartCore CEO Sumitaka Kanno continued: “Recently, the Tokyo Stock Exchange raised the minimum market capitalization requirement for Growth Market companies from ¥4 billion yen after 10 years to ¥10 billion yen after just 5 years. We believe this creates a powerful tailwind for our Go IPO business, as this accelerated timeline will pressure many companies to assess and seek alternative strategies that offer deeper liquidity, greater visibility, and higher valuations such as the Nasdaq and NYSE. Capturing even a small portion of this opportunity has the potential to bring significant long-term value to our growth trajectory.

“In the near term, we will continue to execute our organic growth strategy across Japan and Korea. After a successful Go IPO panel in Seoul last month, we are making significant strides in building out a pipeline with Korean companies that can benefit from our services. We remain committed to growing our Go IPO business to maximize value for our shareholders.”

About HeartCore Enterprises, Inc.

HeartCore is a Tokyo-based IPO consulting services company, guiding Japanese growth companies to achieve successful U.S. exchange listings through its flagship service, Go IPO. HeartCore’s Go IPOSM consulting services provide comprehensive consultation support, including pre-IPO consulting, regulatory guidance, financial preparation, and operational readiness to help businesses navigate the complexities of a successful U.S. listing. HeartCore’s goal is to streamline the entire process for Japanese companies to provide a seamless transition into the U.S. public markets. For more details, visit https://heartcore-enterprises.com/.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believed,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in HeartCore’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HeartCore’s control which could, and likely will materially affect actual results, and levels of activity, performance, or achievements. Any forward-looking statement reflects HeartCore’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. HeartCore assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

John Yi and Steven Shinmachi

HTCR@gateway-grp.com

(949) 574-3860